Exhibit 99.1

Contact:
Bruce Widener, CEO
502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.
Marlon Nurse, V.P. – Investor Relations
212-564-4700

Geralyn DeBusk, President or Hala Elsherbini, COO
Halliburton Investor Relations
972-458-8000

BEACON TO HOST CONFERENCE CALL ON TUESDAY, MAY 17 AT 10:00 A.M. EDT TO DISCUSS FISCAL SECOND QUARTER 2011 RESULTS

LOUISVILLE, KY, APRIL 19, 2011 — Beacon Enterprise Solutions Group, Inc. (OTC BB:  BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Technology Systems (ITS), will host a conference call to discuss its fiscal second quarter 2011 financial results on Tuesday, May 17, 2011, at 10:00 a.m. EDT.  Beacon expects to issue its financial results for the fiscal second quarter on Monday, May 16, 2011, aftermarket.

“The second quarter 2011 results for Beacon will demonstrate continued organic growth within our core markets,” stated Bruce Widener, Chairman and CEO of Beacon.  “We expect to report net sales growth of over 40% from the same quarter last year and over 20% from the first fiscal quarter ending December 31, 2010.”

Participants on the call will include Bruce Widener, Chairman and CEO; Jerry Bowman, President and COO; and Michael Grendi, Chief Financial Officer.

The teleconference can be accessed by calling 888-495-3916 and entering conference ID # 61506898.  Participants outside of the U.S. and Canada can join by calling 706-634-7530 and entering the same conference ID. Please dial in 15 minutes prior to the beginning of the call.

The conference call will be simultaneously webcast and available on the company's website, http://www.askbeacon.com/, under the "Investor Relations" tab. A digital recording of the conference call will be available for replay two hours after the end of the call's completion until 11:59 p.m. EDT on Thursday, May 19, 2011 by calling 706-645-9291 and entering conference ID # 61506898.

About Beacon Enterprise Solutions Group, Inc.

Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions.  Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management.  Beacon is headquartered in Louisville, Kentucky, with a regional headquarters in Dublin, Ireland, Prague, Czech Republic and personnel located throughout the United States and Europe.

For additional information, please visit Beacon’s corporate website: www.askbeacon.com

This press release may contain “forward-looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results.  The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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